                                                                                                                    Doc. #761454v.1

                                                                                                                        Doc. #761454v.1
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                        UNDER THE SECURITIES EXCHANGE ACT
                                     OF 1934

                             AMKOR TECHNOLOGY, INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.001 PER SHARE
                         (Title of class of securities)
                                    031652100
                                 (CUSIP Number)

                                 January 1, 2003
             (Date of Event Which Requires Filing of this Statement)

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

         /__/     Rule 13d-1(b)
         /__/     Rule 13d-1(c)
         /X/      Rule 13d-1(d)

The  remainder  of this cover page shall be filled out for a reporting  person's initial filing on this form with respect to the subject class of securities, and for any  subsequent  amendment  containing  information  which  would  alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the  Securities  Exchange  Act of
1934 ("Act") or otherwise  subject to the liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  see the
Notes).

1.       NAME OF REPORTING PERSON
         John F.A. Earley, as Trustee

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /__/     (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  Not Applicable

         6.       SHARED VOTING POWER
                  Not Applicable

         7.       SOLE DISPOSITIVE POWER
                  Not Applicable

         8.       SHARED DISPOSITIVE POWER
                  Not Applicable

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         0 shares

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0%

12.      TYPE OF REPORTING PERSON
         (IN)

ITEM 2.  (a)      Name of Person Filing
                  John F.A. Earley, Trustee

         (b)      Address of Principal Business Office, or if none, Residence
                  1345 Enterprise Drive
                  West Chester, PA 19380

         (c)      Citizenship
                  United States Citizen

         (d)      Title of Class of Securities
                  Common Stock, par value $.001 per share

         (e)      CUSIP Number
                  031652100

ITEM 3.  Not Applicable

ITEM 4.  OWNERSHIP
          1.  (a)  Amount Beneficially Owned
                   0 shares

              (b)  Percent of Class
                   0%

              (c)  Number of shares as to which such person has:
                   (i)     Sole power to vote or to direct the vote:
                           Not Applicable

                   (ii)    Shared power to vote or to direct the vote:
                           Not Applicable

                   (iii)   Sole power to dispose or to direct the disposition of:
                           Not Applicable

                   (iv)    Shared power to dispose or to direct the disposition of:
                               Not Applicable

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          If this  statement  is being  filed to report  the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more  than  five  percent  of the  class of  securities  check  the following /X/

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ANOTHER PERSON
                  Not Applicable

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
                  WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
                  PARENT HOLDING COMPANY
                  Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                  GROUP
                  Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
                  Not Applicable

ITEM 10. CERTIFICATION

          After reasonable inquiry and to the best of my knowledge and belief, I certify  that the  information  set forth in this  statement  is true, complete  and  correct in so far as the  information  pertains  to the undersigned.

          /s/ John F.A. Earley*                      February 12, 2004
          John F.A. Earley, as Trustee

         *        /s/ MEMMA S. KILGANNON             February 12, 2004
                  Memma S. Kilgannon, as attorney-in-fact
                  for the reporting person indicated,
                  pursuant to power-of-attorney
                  previously filed with the U.S.
                  Securities and Exchange Commission
                  or filed with the U.S. Securities and
                  Exchange Commission with this filing.